Exhibit 99.2

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel:(8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com    Website: www.tongshang.com.cn

October 19, 2007

AirMedia Group Inc.

Room 707, No. 8 Yong An Dong Li

Jianguomen Wai

Chaoyang District, Beijing 100022

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC.

We have acted as PRC counsel for AirMedia Group Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “SEC”), under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on October 19, 2007, relating to the offering by the Company of American Depositary Shares (“ADSs”), representing ordinary shares, par value USD 0.001 per share, of the Company (together with the ADSs, the “Offered Securities”) and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Global Market. We have been requested to give this opinion on, among other things, the legal ownership structure of the PRC Companies as defined below and the legality and validity of the arrangements under the relevant agreements in Appendix I hereto (the “VIE Agreements”) and Appendix II hereto.

In rendering this opinion, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents.

As used herein, (a) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are publicly available (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province); (b) “Governmental Agencies” means any court, governmental agency or body or any stock exchange authorities of the PRC (other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province); (c) “Approvals” means all approvals, consents, declarations, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by Governmental Agencies; (d) “Material Adverse Effect” means a material adverse effect on the condition (financial or other), business, properties, results of operations or prospects of the Company and the PRC Companies (as defined herein below) taken as a whole; and (e) “Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement. Based on the foregoing, we are of the opinion that:

1.	Air Media Technology (Beijing) Co., Ltd. (“AM Technology”) was duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of AM Technology are fully paid and owned by Air Media (China) Ltd. in compliance with PRC Laws and the relevant Articles of Association, and to the best of our knowledge after due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association and other constitutive documents of AM Technology comply with PRC Laws in all material respects and are in full force and effect.

2.	Shenzhen Air Media Information Technology Co., Ltd. (“Shenzhen AM”) was duly incorporated and is validly existing as a wholly foreign owned enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of Shenzhen AM are fully paid and owned by Broad Cosmos Enterprises Ltd. in compliance with PRC Laws and the relevant Articles of Association, and to the best of our knowledge after due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association and other constitutive documents of Shenzhen AM comply with PRC Laws in all material respects and are in full force and effect.

3.	Beijing Shengshi United Advertising Co., Ltd. (“Shengshi Lianhe”) was duly incorporated and is validly existing as an enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of Shengshi Lianhe are fully paid and owned directly by Herman Man Guo, Qing Xu, Xiaoya Zhang and Zhenyu Wang, each of whom is a PRC citizen, in compliance with PRC Laws and the relevant Articles of Association, and to the best of our knowledge after due and reasonable inquiries, except for the pledge and option under the VIE Agreements, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association and other constitutive documents of Shengshi Lianhe comply with PRC Laws in all material respects and are in full force and effect.

4.	Beijing Air Media Advertising Co., Ltd. (“AM Advertising”) was duly incorporated and is validly existing as an enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of AM Advertising are fully paid and owned directly by Shengshi Lianhe and Herman Man Guo, Qing Xu, Xiaoya Zhang and Zhenyu Wang, each of whom is a PRC citizen, in compliance with PRC Laws and the relevant Articles of Association, and to the best of our knowledge after due and reasonable inquiries, except for the pledge and option under the VIE Agreements, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Memorandum and Articles of Association and other constitutive documents of AM Advertising comply with PRC Laws in all material respects and are in full force and effect.

5.	Beijing Air Media UC Advertising Co., Ltd. (“AirMedia UC”) was duly incorporated and is validly existing as an enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of AirMedia UC are fully paid and owned directly by Herman Man Guo, Qing Xu and Zhenyu Wang, each of whom is a PRC citizen, in compliance with PRC Laws and the relevant Articles of Association, and to the best of our knowledge after due and reasonable inquiries, except for the pledge and option under the VIE Agreements, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association and other constitutive documents of AirMedia UC comply with PRC Laws in all material respects and are in full force and effect.

6.	AirTV United Media & Culture Co., Ltd. (“AirTV United”) was duly incorporated and is validly existing as an enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of AirTV United are fully paid and owned directly by AM Advertising and Beijing Dalu Culture Media Co. Ltd., in compliance with PRC Laws or the relevant Articles of Association, and to the best of our knowledge after due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association and other constitutive documents of AirTV United comply with PRC Laws in all material respects and are in full force and effect.

7.	Beijing Ai Yi Ke Experiencing Information & Technology Co., Ltd. (“Beijing Ai Yi Ke”) was duly incorporated and is validly existing as an enterprise with limited liability company status in good standing under PRC Laws. All the required amount of the registered capital of Beijing Ai Yi Ke which is Renminbi 1,240,816 has been paid in in compliance with PRC Laws or the relevant Articles of Association and is owned directly by AM Advertising and Peng Hao, Jianghua Song and Dongmei Li, each of whom is a PRC resident, and to the best of our knowledge after due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association and other constitutive documents of Beijing Ai Yi Ke comply with PRC Laws in all material respects and are in full force and effect.

8.	Beijing Airmedia Film & Television Culture Co., Ltd. (“Airmedia Culture”) was duly incorporated and is validly existing as an enterprise with limited liability company status in good standing under PRC Laws. All of the registered capital of Airmedia Culture are fully paid and owned directly by AM Advertising in compliance with PRC Laws or the relevant Articles of Association, and to the best of our knowledge after due and reasonable inquiries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity or any third party right. The Articles of Association and other constitutive documents of Airmedia Culture comply with PRC Laws in all material respects and are in full force and effect.

9.	Each of AM Technology, Shenzhen AM, Shengshi Lianhe, AM Advertising, AirMedia UC, AirTV United and Beijing Ai Yi Ke (collectively, the “PRC Companies”) has full corporate right, power and authority, and except as described in the Prospectus, has all necessary Approvals to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectus and such Approvals contain no materially burdensome restrictions or conditions not described in the Prospectus; to the best of our knowledge after due and reasonable inquiries, none of the PRC Companies has any reason to believe that any Governmental Agencies are considering modifying, suspending or revoking any such Approvals and each of the PRC Companies is in compliance with the provisions of all such Approvals in all material respects.

10.	To the best of our knowledge after due and reasonable inquiries, except for the outdoor advertising registration certificates which are still in the application process, the business operations of the PRC Companies as described in the Prospectus are in compliance with existing PRC Laws in all material respects.

11.	The ownership structure of the PRC Companies as set forth in the Prospectus under the caption “Corporate Structure”, complies with existing PRC Laws; the transactions conducted in the PRC involving the PRC Companies relating to the establishment of such ownership structure complies with PRC Laws; and except as described in the Prospectus, no consent, approval or license other than those already obtained is required under existing PRC Laws for such ownership structure.

12.	Each of the business cooperation agreements listed in Appendix II are valid, binding and enforceable, and will not result in any violation of PRC Laws currently in effect.

13.	Each of AM Technology, Shengshi Lianhe, AM Advertising, AirMedia UC and their respective shareholders has the legal right and full power and authority to enter into and perform its obligations under each of the VIE Agreements to which it is a party; and each of AM Technology, Shengshi Lianhe, AM Advertising and AirMedia UC has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the VIE Agreements to which it is a party; and except as described in the Prospectus, each of the VIE Agreements constitutes a valid and legally binding obligation to each party of the VIE Agreements under the PRC Laws, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

14.	Each of the VIE Agreements does not and the execution and delivery by each of AM Technology, Shengshi Lianhe, AM Advertising, AirMedia UC and their respective shareholders, and the performance by each of AM Technology, Shengshi Lianhe, AM Advertising, AirMedia UC and their respective shareholders of its obligations thereunder, and the consummation by each of AM Technology, Shengshi Lianhe, AM Advertising, AirMedia UC and their respective shareholders of the transactions contemplated therein will not: (A) to the best of our knowledge after due and reasonable inquiries, conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by the PRC Laws to which any of the AM Technology, Shengshi Lianhe, AM Advertising, AirMedia UC and their respective shareholders is a party or by which any of such entities is bound or to which any of the properties or assets of such entities is bound or to which any of the properties or assets of such entities is subject, except for such conflict, breach, violation or default that would not be reasonably expected to have a Material Adverse Effect; (B) as to any of AM Technology, Shengshi Lianhe, AM Advertising or AirMedia UC, result in any violation of the provisions of its Articles of Association or business license or any material Approval; (C) result in any violation of any the PRC Laws.

15.

Each of the VIE Agreements is, and all the VIE Agreements taken as a whole are, legal, valid, enforceable and admissible as evidence under the PRC Laws and is binding on the respective parties thereto; each of the VIE Agreements is in proper legal form under the PRC Laws for the enforcement thereof against each of AM Technology, Shengshi Lianhe, AM Advertising, AirMedia UC and their respective shareholders, as the case may be, in the PRC without further action by any of AM Technology, Shengshi Lianhe, AM Advertising, AirMedia UC or their respective shareholders; and except for the failure to register the pledge under the Equity Pledge Agreement with the relevant registration authorities, which has been disclosed in the Prospectus, all required filings and recordings in respect of the VIE Agreements have been performed to ensure the legality, validity, enforceability or admissibility in evidence of each of the VIE Agreements in the PRC.

16.	No Approvals are required to be obtained for the performance by any of the parties thereto of their obligations, or for the transactions contemplated under the VIE Agreements other than those already obtained; provided, however, any exercise by AM Technology of its rights under the Call Option Agreement dated June 14, 2007 by and among AM Technology, Shengshi Lianhe and the shareholders of Shengshi Lianhe, the Call Option Agreement dated June 14, 2007 by and among AM Technology, AM Advertising and the shareholders of AM Advertising and the Call Option Agreement dated January 1, 2007 by and among AirMedia UC and the shareholders of AirMedia UC will be subject to: (a) the approval of and/or registration with the Government Agencies for the resulting equity transfer if such transfer is to foreign investors or foreign-invested enterprises; and (b) the exercise price for equity transfer under the VIE Agreements must comply with relevant PRC Laws, including the requirement that the exercise price for such equity transfer to reflect the appraised value at the time of the exercise, as determined by an appraiser qualified to perform such appraisals.

17.	Except as disclosed in the Prospectus, all dividends and other distributions declared and payable on the equity interests in AM Technology and Shenzhen AM in accordance with PRC Laws may under the current PRC Laws be paid to the direct shareholders in Renminbi that may be converted into U.S. dollars and freely transferred out of the PRC. Except as otherwise disclosed in the Prospectus, all such dividends and other distributions are not subject to withholding or other taxes under PRC Laws and are otherwise free and clear of any other tax, withholding or deduction in the PRC.

18.

On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (“CSRC”), and the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”). The New M&A Rules purport, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises’ securities on overseas stock exchanges (together with the M&A Rules, the “M&A Rules and Related Clarifications”), including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws and the interpretations and implementations thereof as of the date hereof, we understand (i) the CSRC has jurisdiction over the Company’s offering; (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like the offering contemplated by the Company and as described in the Prospectus are subject to the M&A Rules and Related Clarifications; and (iii) notwithstanding the above, given that the Company and AM Technology have substantially completed the restructuring in the PRC before September 8, 2006, the effective date of the M&A Rules, it is not necessary for the Company to submit an application to the CSRC for its approval of the listing and trading of the Company’s ADSs on the Nasdaq Global Market.

19.	The information included in the sections entitled “Risk Factors”, “Corporate Structure”, “Regulation”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Related Party Transactions” and “Business” to the extent they constitute matters of PRC Laws or legal conclusions in respect of PRC Laws, or summaries of legal proceedings or agreements governed by PRC Laws, has been reviewed by us and is correct in all material respects; and our opinion set forth under “Enforceability of Civil Liabilities” in the Prospectus is confirmed.

20.	None of the PRC Companies is entitled to any immunity from any legal proceedings or other legal process or from enforcement, execution or attachment in respect of their obligations in the transactions contemplated under any of the VIE Agreements.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the above-mentioned Registration Statement and to the reference to our firm’s name under the sections of the Prospectus entitled “Enforceability of Civil Liabilities”, “Corporate Structure” “Regulation”, and “Risk Factors” included in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

Sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices

APPENDIX I

VIE AGREEMENTS

Shengshi Lianhe

1.	Authorization Letter from Guo Man dated June 14, 2007

2.	Authorization Letter from Xu Qing dated June 14, 2007

3.	Authorization Letter from Wang Zhenyu dated June 14, 2007

4.	Authorization Letter from Zhang Xiaoya dated June 14, 2007

5.	Call Option Agreement dated June 14, 2007

6.	Equity Pledge Agreement dated June 14, 2007

7.	Technology Development Agreement dated June 14, 2007

8.	Technology Support and Service Agreement dated June 14, 2007

AM Advertising

1.	Authorization Letter from Guo Man dated June 14, 2007

2.	Authorization Letter from Xu Qing dated June 14, 2007

3.	Authorization Letter from Wang Zhenyu dated June 14, 2007

4.	Authorization Letter from Zhang Xiaoya dated June 14, 2007

5.	Authorization Letter from Shengshi Lianhe dated June 14, 2007

6.	Call Option Agreement dated June 14, 2007

7.	Equity Pledge Agreement dated June 14, 2007

8.	Technology Development Agreement dated June 14, 2007

9.	Technology Support and Service Agreement dated June 14, 2007

10.	Loan Agreement among AM Technology, Xu Qing, Guo Man, Wang Zhenyu and Zhang Xiaoya dated June 14, 2007

AirMedia UC

1.	Authorization Letter from Guo Man dated January 1, 2007

2.	Authorization Letter from Xu Qing dated January 1, 2007

3.	Authorization Letter from Wang Zhenyu dated January 1, 2007

4.	Call Option Agreement dated January 1, 2007

5.	Equity Pledge Agreement dated January 1, 2007

6.	Technology Development Agreement dated January 1, 2007

7.	Technology Support and Service Agreement dated January 1, 2007

8.	Loan Agreement among AM Technology, Xu Qing, Guo Man and Wang Zhenyu dated January 1, 2007

APPENDIX II

BUSINESS COOPERATION AGREEMENTS

Shengshi Lianhe

1.	Business Cooperation Agreement between Shengshi Lianhe and AirTV United dated June 14, 2007

AM Advertising

1.	Business Cooperation Agreement between AM Advertising and AirTV United dated June 14, 2007

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